Exhibit 99.1
Agreement for sale of Rainbow Pipe Line shares signed
Calgary, April 7, 2008 — Imperial Oil Limited announced today that the shareholders of Rainbow Pipe Line Company, Ltd. (Rainbow), have entered into an agreement for the sale of the shares and assets of Rainbow. Imperial owns a one-third share of Rainbow.
The purchaser, a subsidiary of Plains All American Pipeline, L.P. (PAA), signed a definitive agreement to acquire all of the outstanding shares of Rainbow for approximately C$540 million, subject to certain closing adjustments which include valuation of the crude-oil line fill. The transaction is subject to receipt of regulatory approvals and satisfaction of customary closing conditions and is expected to close during the second quarter of 2008. As one-third owner, Imperial would expect to receive one-third of the sale proceeds.
The primary asset of Rainbow is an oil pipeline which has a current throughput capacity of about 200,000 barrels per day and related pipeline pumping and storage facilities.

FOR MORE INFORMATION, CONTACT:

Dee Brandes — Investor Relations	Pius Rolheiser — Public Affairs
Imperial Oil Limited	Imperial Oil Limited
(403) 237-4537	(403) 237-2710